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                                                          Exhibit 99.(h)(4)(iii)

                                   ASSIGNMENT
                                       AND
                              ASSUMPTION AGREEMENT
                                       FOR
                      TRANSFER AGENCY AND SERVICE AGREEMENT

     This Assignment and Assumption Agreement (this "Agreement") is made as of this 19th day of November, 2003 by and between ING Life Insurance and Annuity Company (formerly Aetna Life Insurance and Annuity Company) ("ILIAC"), ING Partners, Inc. (formerly "Portfolio Partners, Inc.) (the "Company"), Investors Bank and Trust Company (the "Bank") and ING Funds Services, LLC (the "Administrator").

     WHEREAS, ILIAC and the Company entered into a Transfer Agency and Service Agreement with the Bank, dated as of the 12th day of December, 2001, as amended (the "Transfer Agency Agreement"); and

     WHEREAS, pursuant to the Transfer Agency Agreement, ILIAC, in its capacity as the Company's administrator, agreed to pay certain fees and expenses to the Bank (the "Services"); and

     WHEREAS, ILIAC will no longer serve as the Company's administrator, ILIAC desires that the Company's new administrator perform the Services for the Company and desires to assign the Transfer Agency Agreement, and all of ILIAC's rights, duties and obligations thereunder, to the Administrator; and

     WHEREAS, the Administrator desires to accept the assignment of the Transfer Agency Agreement and to assume and perform all of ILIAC's rights, duties and obligations thereunder;

     NOW, THEREFORE, it is agreed as follows:

     1. ASSIGNMENT OF TRANSFER AGENCY AGREEMENT. Effective as of the date first written above, ILIAC hereby assigns to the Administrator the Transfer Agency Agreement and all of ILIAC's rights, duties and obligations thereunder.

     2. PERFORMANCE OF DUTIES. The Administrator hereby agrees to assume all of ILIAC's rights, and will perform all of ILIAC's duties and obligations, under the Transfer Agency Agreement, and will be subject to all of the terms and conditions of the Transfer Agency Agreement in the same manner and to the same extent that ILIAC was subject to such terms and conditions.

     3. CONSENT. The Bank hereby consents to the assignment of the Transfer Agency Agreement to the Administrator and the performance of ILIAC's duties and obligations by the Administrator.

     4. INDEMNIFICATION. ILIAC agrees that it will remain liable under the Transfer Agency Agreement for all its obligations arising on or before the date and year first written above and will indemnify and hold harmless the Administrator from any such obligation.

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     IN WITNESS WHEREOF, the parties hereto have caused this Assignment and
Assumption Agreement to be executed by their duly authorized officers as of the date and year first written above.


ING LIFE INSURANCE AND ANNUITY COMPANY       ING FUNDS SERVICES, LLC


By:                                          By:
   ------------------------------------         --------------------------------
Name:  Laurie M. Tillinghast                 Name:  Michael J. Roland
Title: Vice President                        Title: Executive Vice President and
                                                    Chief Financial Officer


INVESTORS BANK & TRUST COMPANY


By:
   ------------------------------------
Name:
Title:

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